UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CNB CORPORATION

(Name of Registrant as Specified in Its Charter)

H. Buck Cutts, Paul R. Dusenbury, Robert P. Hucks, Richard M. Lovelace, Jr., and

Howard B. Smith, III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mr. Robert P. Hucks	Mr. Paul R. Dusenbury
5900 Reba Road	902 Grange Road
Conway, SC 29526	Aynor, SC 29511

Mr. H. Buck Cutts	Mr. Richard M. Lovelace, Jr.
701 Elm Street	503 Lakewood Avenue
Conway, SC 29526	Conway, SC 29526

Mr. Howard B. Smith, III
1305 Cherokee Street
Conway, SC 29527

October 6, 2005

Re:	Majority of Directors’ Response to Duncans’ Letter

Dear Shareholders:

As you may be aware, Willis J. Duncan and W. Jennings Duncan (collectively the “Duncans”) have filed a lawsuit against Robert P. Hucks, Paul R. Dusenbury, H. Buck Cutts, Richard M. Lovelace, Jr., and Howard P. Smith, III (collectively the “Majority of the Board”), in which the Duncans claim that the Majority of the Board took improper actions at a joint meeting of the Boards of Directors (collectively the “Board”) of CNB Corporation and The Conway National Bank (collectively the “Bank”) on June 14, 2005. Harriett Duncan is also a Plaintiff in this lawsuit. You may have also received a letter from the Duncans which makes various claims about the June 14th meeting, and seeks your support in something the Duncans call a non-binding “referendum.”

Once you see all of the facts, we believe you will find that we have been wrongly accused. In response to the Duncans’ allegations stated in the Duncans’ letter to the shareholders and the lawsuit, we submit the following:

The actions approved by your Board at the June 14th meeting were taken in good faith and in the best interest of the Bank and its shareholders.

Please note that the actions taken by your Board at the June 14th meeting were approved by a majority of the directors elected by you, the shareholders. In the lawsuit, the Duncans are asking the court to find that the actions of your Board be substituted by the will of the Duncans, who simply lacked the votes necessary to prevail on the issues.

The actions of the Majority of the Board on June 14, 2005 were based on the collective business judgment of the Majority of the Board of what in our opinion was best for the Bank, our shareholders and employees. Your Board made difficult business decisions on June 14, 2005, which the Duncans did not like. We are saddened that the Duncans have responded to being outvoted on these business decisions by making personal accusations that do not have a factual foundation. Unfortunately for your Bank, it appears to us that the Duncans’ decision to file a lawsuit against a majority of your directors is motivated not by an attempt to act in the best interests of the Bank and its shareholders, but instead is an attempt by the Duncans to regain their personal positions with, and salaries from, the Bank.

The letter you received from the Duncans omits many of the material facts and is one-sided. We believe that asking you to cast a ballot in a meaningless “referendum” without telling you the whole story was inappropriate – especially without telling you that you do not have to vote at all if you do not want to, or that you have the right to wait for all the facts if you wish.

We very much want to respond in detail to the charges leveled against us, but there are legal limitations on what we can say at this time. Indeed, we have much to say – and we believe you will be very interested in learning the actual facts of this case. Our formal Answer to the Duncans’ lawsuit will be filed shortly in Horry County and will be public record. We welcome the opportunity to meet the Duncans’ charges head-on in the litigation.

We believe the Duncans’ pursuing this litigation shows little regard for the Bank and its shareholders. The lawsuit will inevitably be expensive, distracting, and time consuming for the Bank.

Be assured that we sincerely believe there were valid and sound business reasons for your Board to disengage the Duncans from control of the Bank. The Bank does not exist for the benefit of the Duncans. The Bank exists for the benefit of all of its shareholders, customers and employees, and the Majority of the Board took the actions on June 14, 2005 because we became convinced that the Duncans ignored this basic premise.

The Majority of the Board believes the Duncans had, among other things, shown a pattern of disregard for maximizing shareholder value and disregard for taking steps to secure the future position of the Bank in its very competitive and fast-moving market. We believe there was a pattern of subverting efforts to improve, modernize, and inject more openness and accountability into corporate governance of the Bank. The Majority of the Board believes there was a pattern of disregard for paying employees on a par with our competitors, despite information from outside consultants that the Bank’s compensation structure was in danger of becoming uncompetitive. The Majority of the Board was very concerned that these patterns would, if unchanged, ultimately erode the position of the Bank and its value for the shareholders, and the Bank would lose personnel or would be unable to attract quality candidates for open positions.

Unfortunately, we believe the Duncans misrepresented the facts describing the compensation issues at the Bank. As the facts will show, the aggregate amount of the salaries of the Chairman, President and Executive Vice-President of the Bank is actually now lower than before the management change. For example, Willis Duncan’s $81,336 annual salary as Chairman of the Board is no longer payable. The interim Chairman designated by the Board to preside over each meeting is now only paid the monthly Director’s fee of $1,000.

The facts relating to all these issues, and others, will become apparent as the Duncans’ lawsuit goes forward. However, the litigation likely will be a long and drawn out process, and we thought it was important for the Majority of the Board to communicate with the Bank’s shareholders at this time. We remain committed to doing what we believe, in good faith, to be in the best interests of the Bank and its shareholders.

Any legitimate concerns you may have about any action of the Board, at any time, will be considered. We understand it is your Bank, not our Bank. We do not think it is appropriate at this time to ask you to “support” us in this dispute initiated by the Duncans. We encourage you to watch as events unfold, gather the facts, and then exercise your rights as a shareholder as you see fit at the appropriate time.

Sincerely yours,

/s/ R. PHIL HUCKS	/s/ PAUL R. DUSENBURY
R. Phil Hucks President and Director Service on Board 12 years Employee since 1970	Paul R. Dusenbury Executive Vice President and Director Service on Board 8 years Employee since 1982

/s/ H. BUCK CUTTS	/s/ RICHARD M. LOVELACE, JR.
H. Buck Cutts Director Service on Board 3 years	Richard M. Lovelace, Jr. Director Service on Board 21 years

/s/ HOWARD B. SMITH, III
Howard B. Smith, III Director Service on Board 12 years

CERTAIN INFORMATION CONCERNING PARTICIPANTS REQUIRED BY SECURITIES AND EXCHANGE COMMISSION

These materials are being sent by or on behalf of Robert P. Hucks, Paul R. Dusenbury, H. Buck Cutts, Richard M. Lovelace, and Howard P. Smith, III, who may participate in the solicitation of proxies for the election of directors at CNB Corporation’s next annual shareholders meeting. In that event, they will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in support. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A description of the interests of these five participants in CNB Corporation is provided in the Proxy Statement of CNB Corporation for the annual meeting of shareholders held on May 10, 2005, which was filed with the SEC on April 8, 2005 (the “2005 Proxy Statement”). You can obtain a copy of the 2005 Proxy Statement, and any additional proxy statement if and when one is filed by the participants free of charge at the SEC’s website at www.sec.gov.